Exhibit 5.1
[LETTERHEAD OF SQUIRE, SANDERS & DEMPSEY L.L.P.]
September 16, 2005
U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Ladies and Gentlemen:
     We have acted as counsel to U.S. Bancorp, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to $2,500,000,000 aggregate original principal amount of the Company’s Floating Rate Convertible Senior Debentures due 2035 (the “Debentures”) and the shares of the Company’s common stock, $0.01 par value (the “Shares”), into which the Debentures are convertible. The Debentures were issued pursuant to an indenture, dated August 17, 2005 (the “Indenture”), between the Company and Wachovia Bank of Delaware, National Association, as trustee (the “Trustee”), a copy of which will be incorporated by reference as an exhibit to the Registration Statement. In connection with the filing of the Registration Statement, which relates to resales of the Debentures and the Shares by certain holders from time to time as set forth in the Registration Statement, you have requested our opinion with respect to the matters set forth below.
     In rendering the opinions expressed below, we have considered such questions of law and have examined such statutes and regulations, public records, certificates and such other documents and instruments, including the terms and provisions of the Indenture and the Debentures, as we have deemed necessary for purposes of this opinion. In addition, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.
     Based upon and subject to the foregoing and subject to the qualifications set forth below, as of the date hereof, we are of the opinion that:

U.S. Bancorp
September 16, 2005

     1. The Indenture has been duly authorized, executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Trustee) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); the Debentures have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     2. The Shares initially issuable upon conversion of the Debentures have been duly authorized and, when issued upon conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.
     We express no opinion as to the laws of any jurisdiction except for those in the States of Delaware and New York and the federal laws of the United States of America. Our opinion is limited to existing, as of the date of our opinion, Delaware corporate law and New York and federal statutory and case law.
     This opinion may be relied upon by you and your successors and assigns and may not be used or relied upon by you for any other purpose and may not be used or relied upon by any other person for any purpose whatsoever, without in each instance our prior written consent.
     This opinion speaks as of its date only and is based upon facts and law in existence on the date hereof and we disclaim any undertaking to advise you of changes occurring therein after the date hereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption “Legal Matters” contained in the Prospectus included therein.
Very truly yours,
                                           /s/ SQUIRE, SANDERS & DEMPSEY L.L.P.